EXHIBIT 5

                       [O'Melveny & Myers LLP Letterhead]

May 15, 2002

Roxio, Inc.
455 El Camino Real
Santa Clara, California 95050

      Re:    Registration of Securities of Roxio, Inc.

Gentlemen:

     At your request, we have examined the Registration Statement (the "Registration Statement") on Form S-8 of Roxio, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of an additional 1,618,444 shares (the "Stock Plan Shares") of the Company's Common Stock, par value $0.001 per share (the "Common Stock"), to be issued or delivered pursuant to the Roxio, Inc. 2001 Stock Plan (the "Stock Plan"), and an additional 100,000 shares of Common Stock (together with the Stock Plan Shares, the "Securities") to be issued or delivered pursuant to the Roxio, Inc. 2001 Employee Stock Purchase Plan (the "ESPP").

      We are of the opinion that:

     (1) the Securities have been duly authorized by all necessary corporate action on the part of the Company; and

     (2) upon payment for and delivery of the Securities as contemplated by the Registration Statement and in accordance with the Stock Plan or the ESPP, as applicable, and either (a) the countersigning of the certificate or certificates representing the Securities by a duly authorized signatory of the registrar for the Common Stock, or (b) the book-entry of the Securities by the transfer agent for the Common Stock in the name of The Depository Trust Company or its nominee, the Securities will be validly issued, fully paid and nonassessable.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Respectfully submitted,

                                    /s/ O'Melveny & Myers LLP